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                                                          EXHIBIT 99.1

                                                          ENRON
[ENRON LOGO]
                                                          P.O.Box 1188
                                                          Houston, TX 77251-1188

                                                          NEWS RELEASE

                                                          Karen Denne
                                                          (713) 853-9757

ENRON RECEIVES BANKRUPTCY COURT APPROVAL
FOR JOINT CHAPTER 11 PLAN

FOR IMMEDIATE RELEASE: Wednesday, July 14, 2004

         HOUSTON - Enron Corp. announced that the U.S. Bankruptcy Court of the Southern District of New York today approved the company's Joint Chapter 11 Plan.

         "Undoubtedly, this was an extremely complex bankruptcy. Today's court approval acknowledges not only the tremendous amount of work that has been accomplished during the last two and a half years, but also the overwhelming support of our economic constituents," said Stephen F. Cooper, Enron's acting CEO and chief restructuring officer. "We still have certain tax and change of control issues that need to be resolved before the effective date, but we will continue working diligently to address those issues so that we can begin initial distributions to our creditors as expeditiously as possible."

         Under the approved Joint Chapter 11 Plan, assuming the previously announced sales of Portland General Electric and CrossCountry Energy are consummated, Enron's creditors will receive a combination of cash and equity in Prisma Energy International, Enron's international energy asset business. In such case, the proportion of cash to equity is expected to be 92 percent cash and 8 percent equity.

         At the conclusion of the claims reconciliation process, the allowable claims against the company are expected to be approximately $63 billion, Cooper said. The cash and equity assets available for ultimate distribution are expected to be around $12 billion, he added, not including recoveries from litigation.

         Enron's Internet address is www.enron.com.

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